Exhibit 10.119

[GPS (Great Britain) Limited Letterhead]

STEPHEN SUNNUCKS

30 May 2012

Dear Stephen:

The Compensation and Management Development Committee of the Board of Directors (“Board”) has approved your eligibility for additional post-termination benefits, which are reflected in amendments as set out below to the Service Agreement between GPS (Great Britain) Limited and you dated 10 June 2009.

Save for the provisions specifically set out below, all other terms and conditions set out in the Service Agreement shall remain unchanged and continue to apply and all defined terms used in this Letter shall have the same meaning as set out in the Service Agreement.

For your convenience, I set out the definitions used in this Letter which are the same as those in your Service Agreement:

GPS (Great Britain) Limited – the ‘Company’
You – the ‘Executive’

Paragraph 14 – amending to enhance your severance protection as recently authorised by the Board for all ELT members.

Post-Termination Severance Period

14.1
If the Executive’s employment is terminated by the Company other than in accordance with Clause 17.1, prior to 13 February 2015, the following shall apply in addition to your statutory notice of six months, or pay in lieu of such notice:

14.1.1    In consideration of a payment of an amount equivalent to one year’s salary to be paid in 12 equal installments on the last date of each month, as well as continued reimbursement for your costs at current levels to maintain financial counselling services during this same 12 month period, and continued coverage for health and welfare benefits for you and your eligible dependents, if any, of an equivalent of the Company’s then current contribution to the cost for up to 18 months, inclusive of any working notice period, from the date of notice of termination, the Executive agrees that for a period of 12 months from the termination of his employment (“the Post-Termination Severance Period”), he will comply with Clauses 14.1.4 - 14.1.8.

14.1.2
In consideration of a payment of an amount equivalent to a prorated annual bonus as described in clause 7.4 for the fiscal year in which the termination occurs, on the condition that Executive has worked at least 3 months of the fiscal year in which Executive is terminated, based on actual financial results and 100% standard for the individual component, such bonus being paid in the year following termination at the time annual bonuses for the year of termination are paid, but in no event, later than the 15th day of the third month following the later of the end of the Company’s taxable year or the end of the calendar year in which such termination occurs, the Executive agrees that for the Post-Termination Severance Period, he will comply with Clauses 14.1.4, 14.1.7 and 14.1.8.

14.1.3
In consideration of the accelerated vesting (but not settlement) of restricted stock units (“RSUs”) and performance shares that remain subject only to time vesting conditions (excluding any performance shares that remain subject to performance-based vesting conditions) scheduled to vest prior to April 1 following the fiscal year of termination, shares of such Company stock in settlement of any vested RSUs and/or performance shares under this clause delivered on the applicable regularly scheduled vesting dates subject to the terms and conditions of the applicable award agreement, the Executive agrees that for the Post-Termination Severance Period, he will comply with Clauses 14.1.4, 14.1.7 and 14.1.8.

14.1.4    All payments under Clause 14.1.1 are conditional upon the Executive entering into a Compromise Agreement with the Company confirming his acceptance of those payments in full and final settlement of all claims of any nature, howsoever arising in all jurisdictions and whether under contract, tort, statute or otherwise which the Executive has or may have against the Company or any Group Company as at the termination of his employment.
14.1.5    The Executive shall not be entitled to any or any further payments under Clause 14.1.1 if he is in actual or potential breach of this Agreement, or if he accepts any other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of US$500 million annually.
14.1.6    Any or any further payments under Clause 14.1.1 will be reduced by the amount of any payments the Executive receives during the Post-Termination Severance Period from any employment or professional relationship which is not with the Company or any Group Company. At the Company’s absolute discretion it may also seek to recover any over payment(s) in accordance with Clause 14.1.1.

14.1.7    During the Post-Termination Severance Period the Executive agrees that he will continue to provide the Company or any Group Company with any services requested by the Company or any Group Company.
14.1.8 For the avoidance of doubt, it is agreed and declared by the parties that this Clause 14 shall not apply if the Executive’s employment is terminated by reason of resignation.

Yours sincerely,

/s/ Glenn Murphy
Glenn Murphy
CEO
for and on behalf of GPS (Great Britain) Limited

Agreed:
/s/ Stephen Sunnucks            Date: June 12, 2012
Stephen Sunnucks